Exhibit 23.1


Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-72107) and related Prospectus of Derma Sciences, Inc. for the registration of 6,206,683 shares of its common stock and to the incorporation by reference therein of the following: (1) our report dated March 27, 2000, with respect to the financial statements of Derma Sciences, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 1999, and (2) our report dated October 9, 1998, with respect to the financial statements of Sunshine Products, Inc. for the 12 months ended June 30, 1998, included in the Current Report (Form 8-K) of Derma Sciences, Inc. filed November 13, 1998, with the Securities and Exchange Commission and amended January 12, 1999.



                                                     /s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
November 30, 2000